EXHIBIT 99.1

SigmaTron International, Inc. Reports Financial Results for Fiscal 2024

ELK GROVE VILLAGE, Ill., Sept. 03, 2024 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (NASDAQ: SGMA), an electronic manufacturing services company (the “Company”), today reported revenues and earnings for the fiscal quarter and fiscal year ended April 30, 2024.

Revenues from continuing operations decreased $40.6 million, or 10 percent, to $373.9 million for fiscal 2024 compared to $414.4 million for fiscal 2023. Net income/(loss) from continuing operations for fiscal 2024 was a loss of $2.5 million, compared to net income of $14.2 million for fiscal 2023. Basic and diluted income/(loss) per share from continuing operations for fiscal 2024 was a loss of $0.41, compared to $2.34 income per share for fiscal 2023.

For the three months ended April 30, 2024, revenues from continuing operations decreased $27.1 million, or 25 percent, to $81.1 million compared to $108.3 million for the same period in the prior year. Net income/(loss) from continuing operations for the three-month period ended April 30, 2024, was a loss of $3.4 million compared to income of $5.3 million for the same period in the prior year. Basic and diluted income/(loss) per share from continuing operations for the three months ended April 30, 2024 was a loss of $0.55, compared to income of $0.87 income per share for the same period last year.

As previously reported, the Company sold a majority position of its wholly owned subsidiary, Wagz, Inc. (“Wagz”), effective April 1, 2023. As a result, the Company has reported results from Wagz for fiscal 2023 as discontinued operations. For fiscal 2023, net loss from discontinued operations was $34.8 million. Net loss per share from discontinued operations for fiscal 2023 was $5.73. For the three months ended April 30, 2023, net loss from discontinued operations was $5.0 million. Net loss per share from discontinued operations for the three months ended April 30, 2023 was $0.82.

Commenting on SigmaTron’s results for both the 4th quarter and fiscal year, ended April 30, 2024, Gary R. Fairhead, Chief Executive Officer and Chairman of the Board said, “The fourth quarter of fiscal 2024 was one of the most difficult quarters in SigmaTron’s history, a reflection of an industry-wide slowdown and the lingering effects of the supply chain crisis. As previously reported on March 8, 2024, when we released our third quarter results for fiscal 2024, we saw a general softness from our customer base which led to a February sales decline that continued through the balance of the quarter. By the end of our quarter, many of our competitors who are also public were reporting similar results for the first calendar quarter of 2024. Our outlook, however, remains positive as our customers expect this to be a short-term phenomenon and demand to bounce back in short order. Backlogs remain strong, and we continue to quote new platforms and projects.

“Prior to experiencing these pressures, we had already started decreasing our overall costs. This included the sale of our Elgin building, which closed in February of 2024, and the consolidation of the operations in Elgin into our Elk Grove Village headquarters. In addition, we started taking actions to reduce headcount through layoffs or retirements, with the people retiring not being replaced. We had several operations go to shortened weeks and work schedules. We continue to do this as we react to the continuing soft demand short term.

“Unfortunately, the lower results for the fourth quarter led to covenant violations with our two secured lenders. I am pleased to report that we reached an agreement with both lenders going forward, under which the covenant violations were waived and the existing loan agreements were amended. As part of that process, SigmaTron’s board of directors decided to engage the services of Lincoln International as an advisor for strategic alternatives to de-lever the Company. Several of these are underway and others will be started shortly. At this time, we believe that our plan of action between the strategic initiatives and the operational cost reductions will allow us to continue to remain in compliance with the amended bank covenants. In conjunction with those activities, we will look at various refinancing alternatives.

“The one thing that has come out of the softness in our market is the return to normalcy for the component marketplace in terms of lead times. While there are always exceptions, in general we continue to successfully reduce our inventory levels and thereby reduce our working capital requirements. This will continue to be one of our objectives going forward. Unfortunately, on the revenue side, the softness has continued through the first quarter of fiscal 2025. Our customers are indicating that they expect demand to rebound by the fourth calendar quarter of 2024 and we have seen several signs with specific customers where that appears to be the case. However, our focus remains on driving the Company’s cost structure lower, while continuing to meet our customers’ requests. If the upside does materialize, then we will be in a position to service it.

“The general economy remains volatile and the geopolitical events worldwide remain a potential source of instability. However, our customer base remains intact and we continue to work with them on working capital situations, as well as new opportunities. We are thankful for their business and our long term relationships and we look forward to continuing to grow them. We also appreciate the fact that our secured lenders worked with us to restructure our agreements. Finally, we also thank our supply chain, our board of directors and most importantly, our dedicated employees who continue to work with us through these difficult times.”

About SigmaTron International, Inc.

Headquartered in Elk Grove Village, Illinois, SigmaTron International, Inc. operates in one reportable segment as an independent provider of electronic manufacturing services (“EMS”). The EMS segment includes printed circuit board assemblies, electro-mechanical subassemblies and completely assembled (box-build) electronic products. The Company and its wholly-owned subsidiaries operate manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China; and Biên Hòa City, Vietnam. In addition, the Company maintains an International Procurement Office and Compliance and Sustainability Center in Taipei, Taiwan. The Company also provides design services in Elk Grove Village, Illinois, U.S.

Forward-Looking Statements

Note: This press release contains forward-looking statements. Words such as “continue,” “anticipate,” “will,” “expect,” “believe,” “plan,” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company’s plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the direct and indirect risks and uncertainties inherent in the Company’s business including, but not necessarily limited to, the Company’s continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from the Company’s customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of the Company’s operating results; the results of long-lived assets and goodwill impairment testing; the risks inherent in any merger, acquisition or business combination, including the ability to achieve the expected benefits of acquisitions as well as the expenses of acquisitions; the collectability of aged account receivables; the variability of the Company’s customers’ requirements; the impact of inflation on the Company’s operating results; the availability and cost of necessary components and materials; the impact acts of war may have to the supply chain; the ability of the Company and its customers to keep current with technological changes within its industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of the Company’s credit arrangements; the costs of borrowing under the Company’s senior and subordinated credit facilities, including under the rate indices that replaced LIBOR; increasing interest rates; the ability to meet the Company’s financial and restrictive covenants under its loan agreements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company’s business; the turmoil in the global economy and financial markets; public health crises, including COVID-19 and variants; the continued availability of scarce raw materials, exacerbated by global supply chain disruptions, necessary for the manufacture of products by the Company; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; global business disruption caused by the Russian invasion of Ukraine and related sanctions and the Israel-Hamas conflict; currency exchange fluctuations; and the ability of the Company to manage its growth. These and other factors which may affect the Company’s future business and results of operations are identified throughout the Company’s Annual Report on Form 10-K, and as risk factors, may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

For Further Information Contact:
SigmaTron International, Inc.
James J. Reiman
1-800-700-9095

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	April 30,	April 30,	April 30,	April 30,
	2024	2023	2024	2023

Net sales	81,141,893	108,288,074	373,883,821	414,435,845

Cost of products sold	76,881,510	92,878,680	340,357,503	362,982,248

Gross profit	4,260,383	15,409,394	33,526,318	51,453,597

Selling and administrative expenses	6,252,476	7,101,421	26,392,403	26,495,951

Operating (loss) income	(1,992,093)	8,307,973	7,133,915	24,957,646

Other expense	(1,925,960)	(3,003,292)	(9,895,334)	(7,771,681)

(Loss) income before income tax	(3,918,053)	5,304,681	(2,761,419)	17,185,965

Income tax benefit (expense)	542,529	(43,218)	275,262	(2,991,541)

Net (loss) income from continuing operations	(3,375,524)	5,261,463	(2,486,157)	14,194,424

Discontinued operations:
Loss before tax from discontinued operations	-	(5,648,092)	-	(36,629,902)
Tax benefit from discontinued operations	-	640,361	-	1,860,093

Net loss from discontinued operations	-	(5,007,731)	-	(34,769,809)

Net (loss) income	($3,375,524)	$253,732	($2,486,157)	($20,575,385)

Net income (loss) per common share - basic
Net (loss) income per common share - basic from continuing operations	(0.55)	0.87	(0.41)	2.34
Net loss per common share - basic from discontinued operations	-	(0.82)	-	(5.73)

Net (loss) income per common share - basic	($0.55)	$0.04	($0.41)	($3.39)

Net income (loss) per common share - diluted
Net (loss) income per common share - diluted from continuing operations	(0.55)	0.87	(0.41)	2.34
Net loss per common share - diluted from discontinued operations	-	(0.82)	-	(5.73)

Net (loss) income per common share - diluted	($0.55)	$0.04	($0.41)	($3.39)

Weighted average number of common equivalent
shares outstanding - assuming dilution	6,099,955	6,077,490	6,094,914	6,069,680

CONDENSED CONSOLIDATED BALANCE SHEETS

	April 30,	April 30,
	2024	2023

Assets:

Current assets	175,902,619	220,466,442

Machinery and equipment-net	33,755,078	35,788,357

Deferred income taxes	4,432,210	2,640,902
Intangibles	979,188	1,311,030
Other assets	8,724,880	8,420,468

Total assets	$223,793,975	$268,627,199

Liabilities and stockholders' equity:

Current liabilities	145,888,791	152,308,599

Long-term obligations	11,832,931	48,227,573

Stockholders' equity	66,072,253	68,091,027

Total liabilities and stockholders' equity	$223,793,975	$268,842,199